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As filed with the Securities and Exchange Commission on February 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-1579927 (I.R.S. Employer Identification No.)
804 - 750 West Pender Street Vancouver, B. C. V8C 2T7 CANADA (Address of Principal Executive Officers, including Zip Code)

DIAMOND DISCOVERIES INTERNATIONAL CORP.
CONSULTING AGREEMENTS
(Full Title of the Plan)

with a copy to:
Teodosio V. Pangia Diamond Discoveries International Corp. 804—750 West Pender Street Vancouver, B. C. V8C 2T7 CANADA (604) 683-1368	Gerardo M. Balboni II Balboni Law Group, LLC 3500 Lenox Road, NE Suite 1500 Atlanta, GA 30326 (404) 812-3111

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock	15,467,000	$0.10	$1,546,700	$195.97

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Consulting Agreements as the result of stock splits, stock dividends or similar adjustments of the outstanding shares of common stock of Diamond Discoveries International Corp. pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)
Represents the total number of shares reserved for issuance under the Consulting Agreement.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the closing sale price ($0.10 per share) of the Common Stock of the Registrant on the National Association of Securities Dealers' Over-the-Counter Bulletin Board on February 6, 2004.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement. The information incorporated by reference is considered to be part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant incorporates by reference the documents listed below and any future filings the Registrant makes with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Such future filings shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such document.

        (a)   The Registrant's annual report on Form 10-KSB for the year ended December 31, 2002, filed with the Commission by the Registrant on May 2, 2003;

        (b)   The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Commission by the Registrant on May 20, 2003;

        (c)   The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Commission by the Registrant on August 19, 2003;

        (d)   The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed with the Commission by the Registrant on November 19, 2003; and

        (e)   The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB, with the Commission by the Registrant on September 21, 2000.

Item 4. Description of Securities.

        No response is required to this item.

Item 5. Interests of Named Experts and Counsel.

        No response is required to this item.

Item 6. Indemnification of Directors and Officers.

        The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          (a)   The Registrant has the power under the Delaware General Corporation Law to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Registrant but no indemnification shall be made if such person was adjudged to be liable to the Registrant for negligence or misconduct in the performance of his duty to the Registrant unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

          (b)   The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties, in certain circumstances, to the fullest extent permitted by law. Additionally, the Registrant's bylaws provide that it will indemnify its directors, officers, employees, or agents for any liability incurred in their official capacity. The Registrant may indemnify any person made or threatened to be made a party to any action or proceeding (other than stockholder derivative suits) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Registrant, as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent must (i) act in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Registrant and (ii) in respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The extent of the indemnification is limited to judgments, penalties, fines, settlements, and reasonable expenses actually incurred.

Item 7. Exemption from Registration Claimed.

        No response is required to this item.

Item 8. Exhibits.

        See the Exhibit Index at Page X-1 of this Registration Statement.

Item 9. Undertakings.

        (a)   The Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on the 17th day of February, 2004.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
	By:	/s/ TEODOSIO V. PANGIA Teodosio V. Pangia, Chairman, CEO and CFO
Date: Februarty 17, 2004

Power Of Attorney

        Each person whose signature appears below hereby appoints Teodosio V. Pangia and Gerardo M. Balboni II, or any of them, as such person's true and lawful attorney-in-fact, with full power of substitution or resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments to this Form 8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the Securities Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ TEODOSIO V. PANGIA Teodosio V. Pangia	Chairman, CEO and CFO	February 17, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Balboni Law Group, LLC regarding the legality of the securities being registered by the Registrant.
23.1	Consent of Balboni Law Group, LLC (included in Exhibit 5.1 hereof)
23.2	Consent of J. H. Cohn LLP
99.1	Consulting Agreement with Ron Anton
99.2	Consulting Agreement with Luigi Calce
99.3	Consulting Agreement with Vincent Capobianco
99.4	Consulting Agreement with Shuvtinder Chahal
99.5	Consulting Agreement with David Danziger
99.6	Consulting Agreement with Carlo Demurtas
99.7	Consulting Agreement with Mike Gerstner
99.8	Consulting Agreement with Behdad Hosseinzadeh
99.9	Consulting Agreement with Vasiliki Kalantzakos
99.10	Consulting Agreement with Bohwan Lee
99.11	Consulting Agreement with Fonso Mauro
99.12	Consulting Agreement with Maria Mazzullo
99.13	Consulting Agreement with Antonio Nardi
99.14	Consulting Agreement with Sybill Ricketts
99.15	Consulting Agreement with Antonio Sciacca
99.16	Consulting Agreement with Vincent Stabile
99.17	Consulting Agreement with Dominic Valsi
99.18	Consulting Agreement with Heather Vazquez

II-1

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
Power Of Attorney
EXHIBIT INDEX